UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2014

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36069	20-3940944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4555 Great America Parkway, Santa Clara, California		95054
(Address of principal executive offices)		(Zip Code)

(650) 396-1500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective August 6, 2014, Violin Memory, Inc. (“Violin”) and GCA Savvian Advisors, LLC (“Savvian”) entered into a Settlement Agreement and General Release (the “Settlement Agreement”) to resolve claims asserted by Savvian against Violin and cross-claims asserted by Violin against Savvian in pending litigation in the Superior Court of the State of California. The claims and cross-claims arose out of Violin’s engagement in 2010 of Savvian as Violin’s financial advisor in connection with certain matters.

The material terms of the Settlement Agreement are summarized below.

Violin agreed to pay or provide to Savvian the following:

$2.0 million in cash; and

That number of shares of Violin common stock worth $0.5 million and calculated in accordance with the terms and conditions of the Settlement Agreement, and issued in a private placement under the Securities Act of 1933, as amended.

In addition, the Settlement Agreement includes a number of provisions relating to, among other things, the issuance of the shares of Violin common stock, no admission of liability by either Violin or Savvian, and the dismissal of the pending litigation.

Violin previously accrued $1.8 million related to this matter. As a result, there will be a charge for the litigation settlement of $0.7 million for the quarter ended July 31, 2014.

The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NO.	DESCRIPTION

10.1	Settlement Agreement and General Release, effective August 6, 2014, between Violin Memory, Inc. and GCA Savvian Advisors, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Violin Memory, Inc.

Date: August 7, 2014	By:	/s/ Cory J. Sindelar
Cory J. Sindelar, Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Settlement Agreement and General Release, effective August 6, 2014, between Violin Memory, Inc. and GCA Savvian Advisors, LLC.